As filed with the Securities and Exchange Commission on November 26, 2018

Registration Nos. 333-201892; 333-186532;

333-165235; 333-132764; 333-63120

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Post-Effective Amendment No. 2 to Form S-8 Registration Statement No. 333-201892

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-186532

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-165235

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-132764

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-63120

UNDER

THE SECURITIES ACT OF 1933

ROCKWELL COLLINS, INC.

(Exact name of registrant as specified in its charter)

Delaware	52-2314475
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

400 Collins Road NE Cedar Rapids, Iowa	52498
(Address of principal executive offices)	(Zip code)

Rockwell Collins, Inc. 2001 Long-Term Incentives Plan

Rockwell Collins, Inc. Directors Stock Plan

Rockwell Collins, Inc. 2006 Long-Term Incentives Plan, as amended

Rockwell Collins Retirement Savings Plan

Rockwell Collins 2013 Employee Stock Purchase Plan

Rockwell Collins, Inc. 2015 Long-Term Incentives Plan

(Full title of the plans)

Patrick E. Allen

Vice President, Chief Financial Officer & Treasurer

Rockwell Collins, Inc.

400 Collins Road NE

Cedar Rapids, Iowa 52498

(Name and address of agent for service)

(319) 295-1000

(Telephone number, including area code, of agent for service)

Copies to:

Peter J. Graber-Lipperman, Esq. Secretary One Financial Plaza Hartford, Connecticut 06101 (860) 728-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act (check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This post-effective amendment relates to the following registration statements on Form S-8 filed by Rockwell Collins, Inc., a Delaware corporation (the “Company”), including all previous post-effective amendments thereto (collectively, the “Registration Statements”):

•

Registration Statement on Form S-8 (File No. 333-63120), filed with the Securities and Exchange Commission (the “SEC”) on June 15, 2001, registering 14,000,000 shares of common stock (including associated preferred share purchase rights) reserved for issuance under the Rockwell Collins, Inc. Long-Term Incentives Plan and 325,000 shares of common stock (including associated preferred share purchase rights) reserved for issuance under the Rockwell Collins, Inc. Directors Stock Plan;

•

Registration Statement on Form S-8 (File No. 333-132764), filed with the SEC on March 28, 2006, registering 11,000,000 shares of common stock (including associated preferred share purchase rights) reserved for issuance under the Rockwell Collins, Inc. 2006 Long-Term Incentives Plan;

•

Registration Statement on Form S-8 (File No. 333-165235), filed with the SEC on March 5, 2010, registering 6,500,000 shares of common stock (including associated preferred share purchase rights) reserved for issuance under the Rockwell Collins, Inc. 2006 Long-Term Incentives Plan, as amended;

•

Registration Statement on Form S-8 (File No. 333-186532), filed with the SEC on February 8, 2013, registering 3,000,000 shares of common stock reserved for issuance under the Rockwell Collins 2013 Employee Stock Purchase Plan; and

•

Registration Statement on Form S-8 (File No. 333-201892), filed with the SEC on February 5, 2015, registering 7,500,000 shares of common stock reserved for issuance under the Rockwell Collins, Inc. 2015 Long-Term Incentives Plan.

On November 26, 2018, pursuant to the Agreement and Plan of Merger, dated as of September 4, 2017 (the “Merger Agreement”), by and among the Company, United Technologies Corporation, a Delaware corporation (“Parent”), and Riveter Merger Sub Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent. As a result of the transactions contemplated by the Merger Agreement, all offerings of securities pursuant to the Registration Statements have been terminated.

This post-effective amendment removes from registration any and all securities of the Company and the plans referenced herein that were registered under the Registration Statements and remain unsold at the termination of the offerings.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cedar Rapids, State of Iowa, on November 26, 2018.

ROCKWELL COLLINS, INC.

By:	/s/ Patrick E. Allen
Patrick E. Allen
Vice President, Chief Financial Officer & Treasurer